Exhibit 15.1

April 27, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GigaMedia Limited and, under the date of April 26, 2017, we reported on the consolidated financial statements of GigaMedia Limited as of and for the years ended December 31, 2016 and 2015. On June 30, 2017, we were dismissed. We have read GigaMedia Limited's statements included under Item 16F of its Form 20-F as of and for the year ended December 31, 2017, and we agree with such statements.

We are not in the position to agree or disagree with GigaMedia Limited’s statement that the change was recommended by the Audit Committee of the Board of Directors. We are also not in the position to agree or disagree with GigaMedia Limited’s statement that newly engaged accountants were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on GigaMedia Limited’s consolidated financial statements.

Very truly yours,

/s/ KPMG

Taipei, Taiwan (the Republic of China)